EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement No. 333-218408, No. 333-204545 and No. 333-220766 on Form S-8 and No. 333-282463 on Form S-3 of Community West Bancshares (formerly known as Central Valley Community Bancorp), of our report dated March 9, 2023, relating to the consolidated statement of income, comprehensive income (loss), changes in shareholders' equity and cash flows for the year ended December 31, 2022 appearing in this Annual Report on Form 10-K of Community West Bancshares for the year ended December 31, 2024.

/s/ Crowe LLP

Sacramento, California
March 17, 2025